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                                                                    EXHIBIT 5.01




                                  June 29, 2004



Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065


Ladies and Gentlemen:

     I am a Senior Corporate Counsel of Oracle Corporation (the "Company"), and I offer this opinion in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 33-53349 (the "Registration Statement") to be filed with the Securities and Exchange Commission on June 29, 2004 in connection with the registration under the Securities Act of 1933, as amended, of 7,533,752 shares (the "Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"), reserved for issuance and remaining available pursuant to the Company's Amended and Restated 1993 Directors' Plan (the "Directors' Plan").

     I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the Directors' Plan, will be validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

     This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.



                                        Sincerely,



                                        /s/  George A. Gucker
                                        ------------------------
                                        George A. Gucker Esq.
                                        Senior Corporate Counsel